Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS FOURTH QUARTER
AND 2009 FINANCIAL RESULTS
Highlights of US Airways Group, Inc.’s (the Company) fourth quarter and 2009 results:
•	The Company reported a net loss excluding special items for the fourth quarter 2009 of $32 million, or ($0.20) per share. This compares favorably to the fourth quarter 2008 net loss excluding special items of $222 million, or ($1.94) per share.
•	The Company reported a full year 2009 net loss excluding special items of $499 million, or ($3.75) per share, versus a net loss excluding special items of $808 million, or ($8.06) per share, for the full year 2008.
•	Mainline cost per available seat mile (CASM) excluding fuel and special items in the fourth quarter increased year-over-year by less than one percent despite a two percent reduction in mainline capacity (ASMs). This cost containment resulted primarily from efficiencies created by the Company’s industry leading operating reliability performance.
•	The Company’s total cash and investments on Dec. 31, 2009 was $2.0 billion, of which $0.5 billion was restricted. The Company’s unrestricted cash position increased by $261 million versus Dec. 31, 2008.
TEMPE, Ariz., Jan. 28, 2010 — US Airways Group, Inc. (NYSE: LCC) today reported its fourth quarter and 2009 results. Net loss for the fourth quarter was $32 million, or ($0.20) per share, which excludes special items totaling $47 million. Net loss excluding special items for the fourth quarter 2008 was $222 million, or ($1.94) per share. On a GAAP basis, the Company reported a net loss of $79 million for its fourth quarter 2009, or ($0.49) per share, compared to a net loss of $543 million, or ($4.76) per share, for the same period in 2008.
For the full year 2009, the Company reported a net loss of $499 million, or ($3.75) per share, excluding special credits totaling $294 million. Net loss excluding special items for the full year 2008 was $808 million, or ($8.06) per share. On a GAAP basis, the Company reported a net loss of $205 million, or ($1.54) per share for 2009, compared to a net loss of $2.2 billion, or ($22.11) per share, in 2008.

See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “Our fourth quarter and full year results reflect the extremely difficult environment the industry experienced in 2009. Given that environment, we are particularly pleased with the significant improvement in financial performance versus 2008. The actions we have put in place to address the challenges of the past two years – capacity cuts, a la carte revenues, cost control and a commitment to efficient operating reliability – are working. We enter 2010 with encouraging momentum and well positioned to take advantage of the improving economic environment.
“We owe this improvement to the terrific US Airways team that has remained focused on our customers through an extremely difficult two years. With more than 80 percent of our flights arriving on-time during 2009, a 36 percent year-over-year improvement in baggage handling and a 34 percent reduction in customer complaints, we couldn’t be more proud of our 32,000 fellow employees,” concluded Parker.
Revenue and Cost Comparisons
Total revenues in the fourth quarter were down 4.9 percent versus the fourth quarter of 2008 due to a 1.8 percent decline in total ASMs and lower passenger yields. Total revenue per available seat mile was 13.02 cents, down 3.1 percent versus the same period last year. Mainline passenger revenue per available seat mile (PRASM) in the fourth quarter was 9.93 cents, down 7.0 percent versus the same period last year. Express PRASM was 18.76 cents, up 1.7 percent versus the fourth quarter 2008. Total mainline and Express PRASM was 11.44 cents, which was down 4.7 percent versus the fourth quarter 2008.
Total operating expenses in the fourth quarter were down 16.8 percent over the same period last year due principally to a 14.6 percent decrease in mainline and Express fuel expense. Mainline CASM in the fourth quarter was 11.82 cents, down 19.2 percent versus the same period last year. Excluding fuel and special items, mainline CASM was 8.56 cents, up 0.8 percent from the same period last year, on a 1.8 percent decline in mainline ASMs.
Liquidity
As of Dec. 31, 2009, the Company had approximately $2.0 billion in total cash and investments, of which $0.5 billion was restricted, versus $2.0 billion in total cash of which $0.7 billion was restricted on Dec. 31, 2008. Looking forward, as part of a previously announced liquidity improvement program, the Company has significantly reduced its 2010 and 2011 capital commitments by deferring most new aircraft deliveries and reducing debt amortization.
Special Items
During its fourth quarter, the Company recognized special items totaling $47 million. These special items included: $19 million in non-cash asset impairment charges primarily due to the decline in fair value of certain intangible assets associated with international routes, $5 million in aircraft costs as a result of previously announced capacity reductions, $6 million in severance charges, and $6 million in costs related to the Company’s liquidity improvement program. In addition, the Company recognized $49 million in non-cash charges associated with the sale of 10 Embraer 190 aircraft and write off of related debt discount and issuance costs. These items were partially offset by $38 million in special tax benefits.
Other Fourth Quarter Notable Accomplishments
Strategic Initiatives
•	Announced the realignment of its operations to focus on the airline’s core network strengths, which include hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city at Washington National Airport. These four cities, as well as the airline’s popular hourly Shuttle service between New York, Boston, and Washington, D.C., will serve as the foundation of the airline’s network. By the end of 2010, they will represent 99 percent of the ASMs versus roughly 93 percent today.
New Customer Initiatives
•	Expanded choice for Dividend Miles redemption with the introduction of the new GoAwards program, which began Jan. 6. With these changes, customers have access to last-seat availability, and the ability to combine Coach, First and Envoy cabins and dates at various mileage levels.
•	Began offering customers access to more than 250 airport clubs worldwide, including all US Airways Clubs, Continental’s Presidents Clubs, United’s Red Carpet Clubs and Star Alliance lounges with the purchase of a single, standard US Airways Club membership. US Airways currently offers 17 Clubs located in 13 cities across the United States and one Envoy Lounge in Philadelphia.
•	In November, US Airways began offering business class travelers improved comfort and privacy on trans-Atlantic flights with the new Envoy Suite, including fully lie-flat business class seats with an advanced on-demand in-flight entertainment system on its fleet of Airbus wide-body aircraft.
New Destinations and Flights
•	Commenced its first-ever service to South America with year-round daily, nonstop service from its Charlotte, N.C. hub to Rio de Janeiro, Brazil.
•	Initiated new, daily, nonstop service between its largest hub in Charlotte, N.C. and Honolulu, Hawaii on the island of Oahu. The year-round flight complements US Airways’ daily nonstop service to Oahu, Maui, Kauai and the Big Island from its Phoenix hub.
•	Announced daily, year-round nonstop service to Rome from Charlotte, N.C. beginning on May 13, 2010. The new flight will complement US Airways’ daily nonstop service to Rome from Philadelphia, the airline’s international gateway.
•	Inaugurated the airline’s first ever service to Montego Bay, Jamaica from its Western U.S. hub at Phoenix Sky Harbor International Airport. This new route complements existing service to Jamaica from US Airways’ two East Coast hubs in Charlotte, N.C., and Philadelphia, as well as Boston.
•	Unveiled new seasonal nonstop service to Anchorage, Alaska from its Philadelphia hub to begin June 1, 2010, complementing existing year-round Anchorage service from its Phoenix hub.
•	Announced that the airline will resume three daily flights between Melbourne, Fla. and its Charlotte, N.C. hub beginning Feb. 11, 2010.

Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Feb. 28, 2010.
Immediately following the conference call, the airline will also provide its investor relations guidance on its Web site (www.usairways.com). Information that could be provided includes cost per available seat mile (CASM) excluding fuel and special items, fuel prices and hedging positions, other revenues and estimated interest expense/income. The investor relations update page also includes the airline’s capacity, fleet plan, and estimated capital spending for 2010.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves more than 190 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 19,700 daily flights to 1,077 airports in 175 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city at Ronald Reagan Washington National Airport. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration for its Charlotte hub line maintenance facility. For more company information, visit usairways.com (LCCF)
Forward Looking Statements
Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; the impact of downturns in economic conditions and their impact on passenger demand and related revenues; a reduction in the availability of financing, changes in prevailing interest rates and increased costs of financing; the Company’s high level of fixed obligations and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes and operate pursuant to the terms of its financing facilities (particularly the financial covenants); the impact of fuel price volatility, significant disruptions in fuel supply and further significant increases to fuel prices; the ability of the Company to maintain adequate liquidity including in respect of credit card processing agreements; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations, including the ability of the Company to complete the integration of the labor groups of the

Company and America West Holdings; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of the integration of the Company’s business units; the impact of changes in the Company’s business model; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the impact of industry consolidation; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s inability to maintain labor costs at competitive levels; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s route network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; weather conditions and seasonality of airline travel; the cyclical nature of the airline industry; the impact of insurance costs and disruptions to insurance markets; the impact of foreign currency exchange rate fluctuations; the ability to use NOLs and certain other tax attributes; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; the ability of external parties, including independent express carriers, to meet their obligations to the Company; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2009 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended			12 Months Ended
	December 31,		Percent	December 31,		Percent
	2009	2008	Change	2009	2008	Change
Operating revenues:
Mainline passenger	$1,660	$1,819	(8.7)	$6,752	$8,183	(17.5)
Express passenger	647	649	(0.3)	2,503	2,879	(13.1)
Cargo	33	33	—	100	144	(30.3)
Other	286	260	9.9	1,103	912	20.9

Total operating revenues	2,626	2,761	(4.9)	10,458	12,118	(13.7)

Operating expenses:
Aircraft fuel and related taxes	511	600	(14.8)	1,863	3,618	(48.5)
Loss (gain) on fuel hedging instruments, net:
Realized	—	202	nm	382	(140)	nm
Unrealized	—	234	nm	(375)	496	nm
Salaries and related costs	512	530	(3.4)	2,165	2,231	(3.0)
Express expenses:
Fuel	171	199	(14.0)	609	1,137	(46.4)
Other	465	450	3.4	1,910	1,912	(0.1)
Aircraft rent	173	180	(4.1)	695	724	(4.0)
Aircraft maintenance	168	182	(7.8)	700	783	(10.6)
Other rent and landing fees	138	138	—	560	562	(0.5)
Selling expenses	91	98	(7.7)	382	439	(13.0)
Special items, net	33	8	nm	55	76	(27.3)
Depreciation and amortization	57	56	2.5	242	215	12.5
Goodwill impairment	—	—	nm	—	622	nm
Other	293	262	12.1	1,152	1,243	(7.4)

Total operating expenses	2,612	3,139	(16.8)	10,340	13,918	(25.7)

Operating income (loss)	14	(378)	nm	118	(1,800)	nm

Nonoperating income (expense):
Interest income	6	15	(57.1)	24	83	(71.5)
Interest expense, net	(75)	(82)	(8.0)	(304)	(258)	17.9
Other, net	(62)	(101)	(36.6)	(81)	(240)	(66.5)

Total nonoperating expense, net	(131)	(168)	(21.0)	(361)	(415)	(13.1)

Loss before income taxes	(117)	(546)	(78.4)	(243)	(2,215)	(89.0)

Income tax benefit	(38)	(3)	nm	(38)	—	nm

Net loss	$(79)	$(543)	(85.3)	$(205)	$(2,215)	(90.8)

Loss per common share:

Basic	$(0.49)	$(4.76)		$(1.54)	$(22.11)

Diluted	$(0.49)	$(4.76)		$(1.54)	$(22.11)

Shares used for computation (in thousands):

Basic	161,103	114,106		133,000	100,168

Diluted	161,103	114,106		133,000	100,168

US Airways Group, Inc.
Operating Statistics

	3 Months Ended				12 Months Ended
	December 31,		Percent		December 31,		Percent
	2009	2008	Change		2009	2008	Change
Mainline
Revenue passenger miles (millions)	13,336	13,618	(2.1)		57,889	60,570	(4.4)
Available seat miles (ASM) (millions)	16,718	17,027	(1.8)		70,725	74,151	(4.6)
Passenger load factor (percent)	79.8	80.0	(0.2	)pts	81.9	81.7	0.2	pts
Yield (cents)	12.45	13.36	(6.8)		11.66	13.51	(13.7)
Passenger revenue per ASM (cents)	9.93	10.68	(7.0)		9.55	11.04	(13.5)

Passenger enplanements (thousands)	12,117	12,806	(5.4)		51,016	54,820	(6.9)
Departures (thousands)	110	119	(6.8)		461	496	(7.1)
Aircraft at end of period	349	354	(1.4)		349	354	(1.4)

Block hours (thousands)	290	303	(4.4)		1,224	1,300	(5.8)
Average stage length (miles)	957	923	3.7		972	955	1.8
Average passenger journey (miles)	1,595	1,462	9.1		1,637	1,554	5.4
Fuel consumption (gallons in millions)	251	260	(3.6)		1,069	1,142	(6.4)
Average aircraft fuel price including related taxes (dollars per gallon)	2.04	2.30	(11.7)		1.74	3.17	(45.0)
Average aircraft fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars per gallon)	2.04	3.08	(33.9)		2.10	3.04	(31.0)
Full-time equivalent employees at end of period	31,333	32,671	(4.1)		31,333	32,671	(4.1)

Operating cost per ASM (cents)	11.82	14.62	(19.2)		11.06	14.66	(24.6)
Operating cost per ASM excluding special items (cents)	11.62	13.20	(12.0)		11.51	13.05	(11.8)
Operating cost per ASM excluding special items and fuel (cents)	8.56	8.49	0.8		8.34	8.36	(0.3)

Express*
Revenue passenger miles (millions)	2,515	2,522	(0.3)		10,570	10,855	(2.6)
Available seat miles (millions)	3,450	3,519	(2.0)		14,367	14,953	(3.9)
Passenger load factor (percent)	72.9	71.7	1.2	pts	73.6	72.6	1.0	pts
Yield (cents)	25.73	25.74	—		23.68	26.52	(10.7)
Passenger revenue per ASM (cents)	18.76	18.45	1.7		17.42	19.26	(9.5)

Passenger enplanements (thousands)	6,684	6,350	5.3		26,949	26,732	0.8
Aircraft at end of period	283	296	(4.4)		283	296	(4.4)
Fuel consumption (gallons in millions)	82	83	(0.9)		338	352	(3.8)
Average aircraft fuel price including related taxes (dollars per gallon)	2.08	2.40	(13.3)		1.80	3.23	(44.3)

Operating cost per ASM (cents)	18.45	18.45	—		17.53	20.39	(14.0)
Operating cost per ASM excluding special items (cents)	18.36	18.45	(0.4)		17.51	20.39	(14.1)
Operating cost per ASM excluding special items and fuel (cents)	13.40	12.79	4.8		13.27	12.78	3.8

TOTAL — Mainline & Express
Revenue passenger miles (millions)	15,851	16,140	(1.8)		68,459	71,425	(4.2)
Available seat miles (millions)	20,168	20,546	(1.8)		85,092	89,104	(4.5)
Passenger load factor (percent)	78.6	78.6	—	pts	80.5	80.2	0.3	pts
Yield (cents)	14.56	15.29	(4.8)		13.52	15.49	(12.7)
Passenger revenue per ASM (cents)	11.44	12.01	(4.7)		10.88	12.42	(12.4)
Total revenue per ASM (cents)	13.02	13.44	(3.1)		12.29	13.60	(9.6)
Passenger enplanements (thousands)	18,801	19,156	(1.8)		77,965	81,552	(4.4)
Aircraft at end of period	632	650	(2.8)		632	650	(2.8)
Fuel consumption (gallons in millions)	333	343	(2.9)		1,407	1,494	(5.8)
Average aircraft fuel price including related taxes (dollars per gallon)	2.05	2.33	(12.0)		1.76	3.18	(44.8)
Operating cost per ASM (cents)	12.95	15.28	(15.2)		12.15	15.62	(22.2)

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding special items and fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	3 Months Ended		12 Months Ended
Reconciliation of Net Loss Excluding Special Items for	December 31,		December 31,
US Airways Group, Inc.	2009	2008	2009	2008
	(In millions, except share and per share amounts)

Net loss as reported	$(79)	$(543)	$(205)	$(2,215)

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	—	234	(375)	496
Special items, net (2)	33	8	55	76
Goodwill impairment (3)	—	—	—	622
Express operating special items, net (4)	3	—	3	—
Nonoperating special items, net (5)	49	79	61	213
Income tax benefits (6)	(38)	—	(38)	—

Net loss as adjusted for special items	$(32)	$(222)	$(499)	$(808)

	3 Months Ended		12 Months Ended
Reconciliation of Basic and Diluted Loss Per Share As	December 31,		December 31,
Adjusted for Special Items for US Airways Group, Inc.	2009	2008	2009	2008

Net loss as adjusted for special items	$(32)	$(222)	$(499)	$(808)

Shares used for computation (in thousands):
Basic	161,103	114,106	133,000	100,168

Diluted	161,103	114,106	133,000	100,168

Loss per share as adjusted for special items:
Basic	$(0.20)	$(1.94)	$(3.75)	$(8.06)

Diluted	$(0.20)	$(1.94)	$(3.75)	$(8.06)

	3 Months Ended		12 Months Ended
Reconciliation of Operating Income (Loss) Excluding	December 31,		December 31,
Special Items for US Airways Group, Inc.	2009	2008	2009	2008

Operating income (loss) as reported	$14	$(378)	$118	$(1,800)

Special items:
Unrealized loss (gain) on fuel hedging instruments, net (1)	—	234	(375)	496
Special items, net (2)	33	8	55	76
Goodwill impairment (3)	—	—	—	622
Express operating special items, net (4)	3	—	3	—

Operating income (loss) as adjusted for special items	$50	$(136)	$(199)	$(606)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		12 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	December 31,		December 31,
Items and Fuel — Mainline only for US Airways Group, Inc.	2009	2008	2009	2008

Total operating expenses	$2,612	$3,139	$10,340	$13,918
Less Express expenses:
Fuel	(171)	(199)	(609)	(1,137)
Other	(465)	(450)	(1,910)	(1,912)

Total mainline operating expenses	1,976	2,490	7,821	10,869

Special items:
Unrealized gain (loss) on fuel hedging instruments, net (1)	—	(234)	375	(496)
Special items, net (2)	(33)	(8)	(55)	(76)
Goodwill impairment (3)	—	—	—	(622)

Mainline operating expenses, excluding special items	1,943	2,248	8,141	9,675

Fuel:
Aircraft fuel and related taxes	(511)	(600)	(1,863)	(3,618)
Realized gain (loss) on fuel hedging instruments, net (7)	—	(202)	(382)	140

Mainline operating expenses, excluding special items and fuel	$1,432	$1,446	$5,896	$6,197

(in cents)
Mainline operating expenses per ASM	$11.82	$14.62	$11.06	$14.66

Special items per ASM:
Unrealized gain (loss) on fuel hedging instruments, net (1)	—	(1.37)	0.53	(0.67)
Special items, net (2)	(0.20)	(0.05)	(0.08)	(0.10)
Goodwill impairment (3)	—	—	—	(0.84)

Mainline operating expenses per ASM, excluding special items	11.62	13.20	11.51	13.05

Fuel per ASM:
Aircraft fuel and related taxes	(3.06)	(3.52)	(2.63)	(4.88)
Realized gain (loss) on fuel hedging instruments, net (7)	—	(1.18)	(0.54)	0.19

Mainline operating expenses per ASM, excluding special items and fuel	$8.56	$8.49	$8.34	$8.36

	3 Months Ended		12 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	December 31,		December 31,
Items and Fuel — Express only for US Airways Group, Inc.	2009	2008	2009	2008

Total Express operating expenses	$636	$649	$2,519	$3,049

Special items:
Express operating special items, net (4)	(3)	—	(3)	—

Express operating expenses, excluding special items	633	649	2,516	3,049

Aircraft fuel and related taxes	(171)	(199)	(609)	(1,137)

Express operating expenses, excluding special items and fuel	$462	$450	$1,907	$1,912

(in cents)
Express operating expenses per ASM	$18.45	$18.45	$17.53	$20.39

Special items per ASM:
Express operating special items, net (4)	(0.09)	—	(0.02)	—

Express operating expenses per ASM, excluding special items	18.36	18.45	17.51	20.39

Aircraft fuel and related taxes	(4.96)	(5.66)	(4.24)	(7.60)

Express operating expenses per ASM, excluding special items and fuel	$13.40	$12.79	$13.27	$12.78

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
FOOTNOTES:

1)
The 2009 twelve month period included $375 million of net unrealized gains and the 2008 fourth quarter and twelve month periods included $234 million and $496 million of net unrealized losses, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. The application of mark-to-market accounting resulted in unrealized gains in 2009 due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the current year.

2)
The 2009 fourth quarter included $16 million in non-cash impairment charges due to the decline in fair value of certain indefinite lived intangible assets associated with international routes, $5 million in aircraft costs as a result of previously announced capacity reductions, $6 million in severance charges and $6 million in costs related to the Company’s liquidity improvement program. The 2009 twelve month period included the $16 million non-cash impairment charges and $6 million liquidity improvement costs, as well as $22 million in aircraft costs and $11 million in severance and other charges. The 2008 fourth quarter included $7 million in aircraft costs and $1 million in severance charges, both as a result of the Company’s capacity reductions. The 2008 twelve month period included $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with the Company’s Boeing 737 aircraft fleet and as a result of the Company’s capacity reductions, $14 million in aircraft costs and $9 million in severance charges.

3)
The 2008 twelve month period included a non-cash charge of $622 million to write off all the goodwill created by the merger of US Airways Group, Inc. and America West Holdings Corporation in September 2005.

4)	The 2009 fourth quarter and twelve month periods included $3 million in non-cash charges related to the decline in fair value of certain Express spare parts.

5)
The 2009 fourth quarter included $49 million in non-cash charges associated with the sale of 10 Embraer 190 aircraft and write off of related debt discount and issuance costs. The 2009 twelve month period included the $49 million in losses associated with the sale of 10 Embraer 190 aircraft, $10 million in other-than-temporary non-cash impairment charges for the Company’s investments in auction rate securities and a $2 million non-cash asset impairment charge. The 2008 fourth quarter included $74 million in other-than-temporary non-cash impairment charges for the Company’s investments in auction rate securities as well as $5 million in write offs of debt issuance costs resulting from certain loan prepayments. The 2008 twelve month period included $214 million in other-than-temporary non-cash impairment charges for the Company’s investments in auction rate securities as well as $7 million in write offs of debt discount and debt issuance costs due to the refinancing of certain aircraft equipment notes and certain loan prepayments, offset by $8 million in gains on forgiveness of debt.

6)
The 2009 fourth quarter and twelve month periods included $38 million in tax benefits. Of this amount, $21 million was due to a non-cash income tax benefit related to gains recorded within other comprehensive income during 2009. Generally accepted accounting principles (“GAAP”) requires all items be considered (including items recorded in other comprehensive income) in determining the amount of tax benefit that results from a loss from continuing operations that should be allocated to continuing operations. In accordance with GAAP, the Company recorded a tax benefit on the loss from continuing operations, which was exactly offset by income tax expense on other comprehensive income as follows:

	Net Loss Income	Change in Other
	Statement	Comprehensive Income
Pre Allocation	($226)	$46
Tax Allocation	21	(21)
As Presented	(205)	25

As the income tax expense on other comprehensive income is equal to the income tax benefit recognized in continuing operations, the Company’s total comprehensive loss is unchanged. In addition, the Company’s net deferred tax position at December 31, 2009 is not impacted by this tax allocation. The remaining tax benefits included $14 million related to a legislation change allowing the Company to recover certain Alternative Minimum Tax liability (“AMT”) amounts paid in prior years and $3 million related to the tax benefit of the non-cash impairment charge on indefinite lived intangible assets discussed in footnote 2) above.

7)
The 2009 twelve month period included $382 million of net realized losses on settled fuel hedge transactions. The 2008 fourth quarter and twelve month periods included $202 million of net realized losses and $140 million of net realized gains, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31, 2009	December 31, 2008

Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,299	$1,054
Restricted cash	—	186
Accounts receivable, net	285	293
Materials and supplies, net	227	201
Prepaid expenses and other	520	684

Total current assets	2,331	2,418

Property and equipment
Flight equipment	3,852	3,157
Ground property and equipment	883	816
Less accumulated depreciation and amortization	(1,151)	(954)

	3,584	3,019
Equipment purchase deposits	112	267

Total property and equipment	3,696	3,286

Other assets
Other intangibles, net	503	545
Restricted cash	480	540
Investments in marketable securities	203	187
Other assets	241	238

Total other assets	1,427	1,510

Total assets	$7,454	$7,214

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$502	$362
Accounts payable	337	797
Air traffic liability	778	698
Accrued compensation and vacation	178	158
Accrued taxes	141	142
Other accrued expenses	853	887

Total current liabilities	2,789	3,044

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,024	3,623
Deferred gains and credits, net	377	383
Employee benefit liabilities and other	619	658

Total noncurrent liabilities and deferred credits	5,020	4,664

Stockholders’ deficit
Common stock	2	1
Additional paid-in capital	2,107	1,789
Accumulated other comprehensive income	90	65
Accumulated deficit	(2,541)	(2,336)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(355)	(494)

Total liabilities and stockholders’ deficit	$7,454	$7,214